Exhibit 99.1

RICA FOODS, INC. CONTACT:

Gustavo Barboza Vega

Rica Foods, Inc.

(506) 298-1280

gbarboza@pipasa.net

RICA FOODS, INC. ANNOUNCES

ITS CAPITAL INVESTMENT PLAN FOR FISCAL YEAR 2008

LA RIBERA DE BELEN, HEREDIA, COSTA RICA, December 13, 2007 – Rica Foods, Inc. (the “Company”), an international producer of broiler chickens, processed chicken, beef and pork by-products, commercial eggs and premixed feed and concentrate for livestock and domestic animals, announced today its Capital Investment Plan for the fiscal year ending September 30, 2008. Those capital investments are going to be conducted through its operating subsidiary Corporación Pipasa S.A. (“Pipasa”), a Costa Rican corporation.

The Company plans to invest an aggregated amount of approximately $24.2 million, the main items consisting of the Metropolitan Distribution Hub, the renewal of its fleet of vehicles, the extension of the “Kimby” by-products plant, and the renewal and purchase of machinery and equipment, among others.

The Metropolitan Distribution Hub will allow the Company, among other things, to expand its storage capacity and to consolidate its product shipment process for both human and animal nutrition in the central area of the country where most of the country’s population is located. In this manner the Company will gain important logistical efficiencies and cost reductions by handling a more uniformed fleet of vehicles and increasing its products supply.

As a counterpart to this project, the Company plans the renewal and modification of its current fleet of vehicles so that the vehicles may handle three different types of temperature, thus increasing the quantity of products that may be transported and gaining operating efficiency in the distribution process of the products.

The “Kimby” by-products plant will be expanded in order to include a third production line that will increase the packaging, storage and production capacity of certain kinds of breaded products, snacks or other special products. An important element of this expansion will be the new IQF (“Individual Quick Freezing”) machine that will allow the Company to maintain the essential characteristics of these products once they are frozen.

The above-mentioned investments represent an increase of approximately 56% of the total capital investments made during the last fiscal year which reached an amount close to $15.5 million. The main items that comprise this amount are the new “Desamparados” by-products plant, the “Sardinal” finished goods storeroom, the expansion of new outlet stores or “Agencies,” and the renewal of the fleet of vehicles, among others.

The investment in the new “Desamparados” by-products plant was required as a result of the lack of production capacity that the “Kimby” by-products plant was facing which required the use of third parties for the production of some of its products. This new production facility will be specialized in the production of the “Tiquicia” products, will produce up to 500,000 kilos per month, and will employ 100 employees.

Through the new “Sardinal” finished goods storeroom, the Company expects to improve the distribution process in the Central and North areas of the country, in addition to improving client services in those areas.

Additionally, 31 new outlet stores or agencies were created, and 32 “three environment” trucks and 19 pick-up trucks were acquired.

About Rica Foods, Inc.

The Company’s operations are mainly conducted through its operating subsidiary, Corporación Pipasa, S.A. ( “Pipasa” ) in Costa Rica. Pipasa’s primary business is derived from the production and sale of broiler chickens, processed chicken, beef and pork by-products, commercial eggs, and premixed feed and concentrate for livestock and domestic animals. Pipasa owns 121 urban and rural outlets or agencies and twelve distribution hubs throughout Costa Rica, four modern processing plants, and four animal feed plants. Pipasa exports its products internationally to all countries in Central America, as well as to Colombia, the Dominican Republic and Hong Kong.

For more information, please contact Rica Foods at (506) 298-1280, or e-mail to gbarboza@pipasa.net.

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